Exhibit 99.1

295 Woodcliff Drive, Suite 202, Fairport, New York 14450

CONTACT:	Investors and Media: Felix Veksler
Vice President, Investor Relations
ir@monro.com

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES THIRD QUARTER FISCAL 2026 FINANCIAL RESULTS

•	Third Quarter Comparable Store Sales Increased 1.2%

•	Third Quarter Gross Margin Expanded 60 Basis Points Year-over-Year

•	Third Quarter Diluted Earnings per Share of $.35; Adjusted Diluted Earnings per Share[1] of $.16

•	Distributed Third Quarter Fiscal 2026 Cash Dividend of $.28 per Share

FAIRPORT, N.Y. – January 28, 2026 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive repair and tire services, today announced financial results for its third quarter ended December 27, 2025.

Third Quarter Results

Sales for the third quarter of the fiscal year ending March 28, 2026 (“fiscal 2026”) decreased 4.0% to $293.4 million, as compared to sales of $305.8 million for the third quarter of the fiscal year ended March 29, 2025 (“fiscal 2025”). This was primarily driven by a reduction in sales from the closure of 145 underperforming stores in the first quarter of fiscal 2026, partially offset by a 1.2% increase in comparable store sales from continuing store locations. Comparable store sales, adjusted for days, decreased 0.8%2 in the prior year period. Comparable store sales, unadjusted for days, decreased 1.9% in the prior year period.

Comparable store sales increased 7% for front end/shocks and 5% for tires compared to the prior year period. Comparable store sales decreased 1% for brakes, 2% for maintenance services, 13% for alignments, and 16% for batteries compared to the prior year period. Please refer to the “Comparable Store Sales” section below for a discussion of how the Company defines comparable store sales.

[1]	Adjusted diluted EPS is a non-GAAP measure. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.
[2]	Adjusted for one fewer selling day in the third quarter of fiscal 2025 due to a shift in the timing of the Christmas holiday from the fourth quarter in fiscal 2024 to the third quarter in fiscal 2025

Gross margin increased 60 basis points compared to the prior year period, primarily from lower material costs and lower occupancy cost as a percentage of sales, which were partially offset by higher technician labor costs as a percentage of sales, mostly due to wage inflation.

Total operating expenses for the third quarter of fiscal 2026 were $83.8 million, or 28.6% of sales, as compared to $94.8 million, or 31.0% of sales in the prior year period. The decrease was primarily driven by an increase of $14.0 million of net gains from closed store real estate dispositions and $7.3M of lower costs from the closure of 145 underperforming stores in the first quarter of fiscal 2026. This was partially offset by $6.2 million of increased marketing costs to support topline growth and $4.7 million of costs incurred in connection with consultants related to the Company’s operational improvement plan.

Operating income for the third quarter of fiscal 2026 was $18.6 million, or 6.3% of sales, as compared to operating income of $10.0 million, or 3.3% of sales in the prior year period. Adjusted operating income, a non-GAAP measure, for the third quarter of fiscal 2026 was $10.3 million, or 3.5% of sales, as compared to $11.7 million, or 3.8% of sales in the prior year period. Please refer to the reconciliation of adjusted operating income in the table below for details regarding excluded items in the third quarters of fiscal 2026 and 2025. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Interest expense was $4.0 million for the third quarter of fiscal 2026, as compared to $4.2 million for the third quarter of fiscal 2025, principally due to a decrease in weighted average debt.

Income tax expense in the third quarter of fiscal 2026 was $3.4 million, or an effective tax rate of 23.6%, compared to $1.2 million, or an effective tax rate of 21.2% in the prior year period. The year-over-year difference in effective tax rate is primarily related to the impact of an income tax benefit in the prior year period from the settlement of certain state income tax returns and the impact from other discrete tax adjustments, none of which are individually significant.

Net income for the third quarter of fiscal 2026 was $11.1 million, as compared to net income of $4.6 million in the same period of the prior year. Diluted earnings per share for the third quarter of fiscal 2026 was $.35. This compares to diluted earnings per share of $.15 in the third quarter of fiscal 2025. Adjusted diluted earnings per share, a non-GAAP measure, for the third quarter of fiscal 2026 was $.16. This compares to adjusted diluted earnings per share of $.19 in the third quarter of fiscal 2025. Please refer to the reconciliation of adjusted net income and adjusted diluted earnings per share in the tables below for details regarding excluded items in the third quarters of fiscal 2026 and 2025. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of these non-GAAP measures.

During the third quarter of fiscal 2026, the Company closed one store. Monro ended the quarter with 1,115 company-operated stores and 48 franchised locations.

“After we saw some softness in consumer demand in October, the Monro team drove growth in comparable store sales in November and December. Further, when adjusting for a shift in the timing of the Christmas holiday in the prior year, the months of November and December as well as the third quarter, mark the first time we delivered positive comps on a 2-year stack in over two years. This has also enabled us to report our fourth consecutive quarter of positive comps for the first time in several years. We believe we were able to take share in our tire category as soon as winter hit as our stores were well-prepared with proper staffing, an updated tire assortment, and additional marketing spend. For the second quarter in a row, we delivered solid gross margin performance with a gross margin rate that expanded 60 basis points year-over-year to 34.9%. We also re-invested the selling, general, and administrative expense savings from our closed stores into additional marketing to support topline growth. For the third quarter in a row, we reduced inventory levels across the system, this time by over $7 million. We have now achieved an overall inventory reduction of more than $28 million, which is 16% since the end of March, just nine months ago. This is a clear indication of how we’ve continued to manage our inventories more efficiently in fiscal 2026”, said Peter Fitzsimmons, President and Chief Executive Officer.

Fitzsimmons continued, “Our sales momentum has continued into fiscal January with preliminary comp store sales up almost 1%. Looking forward, and coupled with our increased marketing spend, we believe higher expected consumer tax refunds should provide a tailwind to topline trends for the remainder of fiscal 2026. We continue to expect to deliver positive comp store sales for the full fiscal year.”

First Nine Months Results

For the current nine-month period:

•

Sales decreased 1.9% to $883.3 million from $900.3 million in the same period of the prior year. Comparable store sales increased 2.6%, compared to a decrease of 5.6%[2] in the prior year period. Comparable store sales, unadjusted for days, decreased 5.9% in the prior year period.

•	Gross margin for the nine-month period was 35.4%, compared to 35.6% in the prior year period.

•

Operating income was 2.9% of sales, compared to 4.0% of sales in the prior year period. Adjusted operating income, a non-GAAP measure, was $38.3 million, or 4.3% of sales, as compared to $38.9 million, or 4.3% of sales in the prior year period. Please refer to the reconciliation of adjusted operating income in the tables below for details regarding excluded items in the first nine months of fiscal 2026 and 2025. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

•	Net income for the first nine months of fiscal 2026 was $8.8 million, or $.26 per diluted share, as compared to net income of $16.1 million, or $.52 per diluted share in the prior year period.

•

Adjusted diluted earnings per share, a non-GAAP measure, in the first nine months of fiscal 2026 was $.58. This compares to adjusted diluted earnings per share of $.57 in the first nine months of fiscal 2025. Please refer to the reconciliation of adjusted net income and adjusted diluted earnings per share in the tables below for details regarding excluded items in the first nine months of fiscal 2026 and 2025. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of these non-GAAP measures.

Strong Financial Position

During the first nine months of fiscal 2026, the Company generated operating cash flow of $48 million. As of December 27, 2025, the Company had availability under its credit facility of $424.9 million and cash and equivalents of $4.9 million.

Third Quarter Fiscal 2026 Cash Dividend

On December 16, 2025, the Company paid a cash dividend for the third quarter of fiscal 2026 of $.28 per share.

Company Expectations

Monro is not providing fiscal 2026 financial guidance at this time but will provide perspective on its expectations for fiscal 2026 during its earnings conference call.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on January 28, 2026 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-833-470-1428 and using the required access code of 539351. A replay will be available approximately two hours after the recording through Wednesday, February 11, 2026 and can be accessed by dialing 1-866-813-9403 and using the required access code of 693184. A replay can also be accessed via audio webcast at the Investors section of the Company’s website, located at corporate.monro.com/investors.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires and parts installation, to the most complex vehicle repairs. With a focus on sustainable growth, the Company generated approximately $1.2 billion in sales in fiscal 2025. Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit corporate.monro.com.

Cautionary Note Regarding Forward-Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “continue,” “expect,” “may,” “believe,” “focus,” “will,” “plan,” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to uncertainty related to the financial and operational impact of the operational improvement plan, product demand, advances in automotive technologies including adoption of electric vehicle technology, our dependence on third parties for certain inventory, dependence on and competition within the primary markets in which the Company’s stores are located, the effect of general business or economic and geopolitical conditions on the Company’s business, including consumer spending levels, inflation, and unemployment, seasonality, our ability to generate sufficient cash flows from operations and service our debt obligations and comply with the terms of our credit agreement, changes in the U.S. trade environment, including the impact of tariffs on products imported from China and other countries, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 29, 2025. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures

In addition to reporting operating income, net income, and diluted earnings per share (“EPS”), which are generally accepted accounting principles (“GAAP”) measures, this press release includes adjusted operating income, adjusted net income, and adjusted diluted EPS, which are non-GAAP financial measures. The Company has included reconciliations from adjusted operating income, adjusted net income, and adjusted diluted EPS to their most directly comparable GAAP measures, operating income, net income, and diluted EPS. Management views these non-GAAP financial measures as a way to better assess comparability between periods because management believes the non-GAAP financial measures show the Company’s core business operations while excluding certain items that are not part of our core operations such as consulting costs related to the Company’s operational improvement plan, transition costs related to back-office optimization, store closing costs net of related gains on the sale of owned locations, lease assignments and early lease terminations, costs related to shareholder matters, costs related to store impairment charges, net gain on sale of corporate headquarters, litigation reserve, and write-off of debt issuance costs.

These non-GAAP financial measures are not intended to represent, and should not be considered more meaningful than, or as an alternative to, their most directly comparable GAAP measures. These non-GAAP financial measures may be different from similarly titled non-GAAP financial measures used by other companies.

Comparable Store Sales

The Company defines comparable store sales as sales for locations that have been opened or owned at least one full fiscal year. The Company believes this period is generally required for new store sales levels to begin to normalize. Management uses comparable store sales to assess the operating performance of the Company’s stores and believes the metric is useful to investors because the Company’s overall results are dependent upon the results of its stores.

Source: Monro, Inc.

MNRO-Fin

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MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal December
	2025	2024	% Change
Sales	$293,387	$305,769	(4.0)%
Cost of sales, including occupancy costs	191,020	200,966	(4.9)%

Gross profit	102,367	104,803	(2.3)%
Operating, selling, general and administrative expenses	83,797	94,840	(11.6)%

Operating income	18,570	9,963	86.4%
Interest expense, net	4,045	4,246	(4.7)%
Other income, net	(54)	(101)	(46.5)%

Income before income taxes	14,579	5,818	150.6%
Provision for income taxes	3,440	1,235	178.5%

Net income	$11,139	$4,583	143.1%

Diluted earnings per share	$0.35	$0.15	133.3%

Weighted average number of diluted shares outstanding	31,403	31,273
Number of stores open (at end of quarter)	1,115	1,263

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Nine Months Ended Fiscal December
	2025	2024	% Change
Sales	$883,337	$900,342	(1.9)%
Cost of sales, including occupancy costs	570,950	579,976	(1.6)%

Gross profit	312,387	320,366	(2.5)%
Operating, selling, general and administrative expenses	287,142	283,954	1.1%

Operating income	25,245	36,412	(30.7)%
Interest expense, net	13,179	14,526	(9.3)%
Other income, net	(250)	(303)	(17.5)%

Income before income taxes	12,316	22,189	(44.5)%
Provision for income taxes	3,562	6,096	(41.6)%

Net income	$8,754	$16,093	(45.6)%

Diluted earnings per share	$0.26	$0.52	(50.0)%

Weighted average number of diluted shares outstanding	31,268	31,221

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	December 27, 2025	March 29, 2025
Assets
Cash and equivalents	$4,912	$20,762
Inventory	153,277	181,467
Other current assets	70,625	75,170

Total current assets	228,814	277,399
Property and equipment, net	240,842	258,949
Finance lease and financing obligation assets, net	154,995	159,794
Operating lease assets, net	179,776	181,587
Other non-current assets	765,547	764,094

Total assets	$1,569,974	$1,641,823

Liabilities and Shareholders’ Equity
Current liabilities	$503,325	$524,290
Long-term debt	45,000	61,250
Long-term finance leases and financing obligations	203,235	220,783
Long-term operating lease liabilities	161,199	167,523
Other long-term liabilities	52,271	47,216

Total liabilities	965,030	1,021,062
Total shareholders’ equity	604,944	620,761

Total liabilities and shareholders’ equity	$1,569,974	$1,641,823

MONRO, INC.

Reconciliation of Adjusted Operating Income

(Unaudited)

(Dollars in Thousands)

	Quarter Ended Fiscal December
	2025	2024
Operating Income	$18,570	$9,963
Consulting costs related to operational improvement plan	4,652	—
Transition costs related to back-office optimization	518	527
Costs related to shareholder matters	97	—
Litigation reserve	—	650
Net gain on sale of corporate headquarters (a)	—	73
Store closing costs, net (b)	(13,525)	437

Adjusted Operating Income	$10,312	$11,650

MONRO, INC.

Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Quarter Ended Fiscal December
	2025	2024
Net Income	$11,139	$4,583
Consulting costs related to operational improvement plan	4,652	—
Transition costs related to back-office optimization	518	527
Costs related to shareholder matters	97	—
Litigation reserve	—	650
Net gain on sale of corporate headquarters (a)	—	73
Store closing costs, net (b)	(13,525)	437
Provision for income taxes on pre-tax adjustments (c)	2,147	(479)

Adjusted Net Income	$5,028	$5,791

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Quarter Ended Fiscal December
	2025	2024
Diluted Earnings Per Share	$0.35	$0.15
Consulting costs related to operational improvement plan	0.11	—
Transition costs related to back-office optimization	0.01	0.01
Costs related to shareholder matters	0.00	—
Litigation reserve	—	0.01
Net gain on sale of corporate headquarters (a)	—	0.00
Store closing costs, net (b)	(0.32)	0.01

Adjusted Diluted Earnings Per Share	$0.16	$0.19

Note: Amounts may not foot due to rounding.

MONRO, INC.

Reconciliation of Adjusted Operating Income

(Unaudited)

(Dollars in Thousands)

	Nine Months Ended Fiscal December
	2025	2024
Operating Income	$25,245	$36,412
Consulting costs related to operational improvement plan	17,638	—
Transition costs related to back-office optimization	1,616	1,677
Costs related to shareholder matters	97	—
Store impairment charges	—	1,551
Litigation reserve	—	650
Net gain on sale of corporate headquarters (a)	—	(2,566)
Store closing costs, net (b)	(6,270)	1,149

Adjusted Operating Income	$38,326	$38,873

MONRO, INC.

Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Nine Months Ended Fiscal December
	2025	2024
Net Income	$8,754	$16,093
Consulting costs related to operational improvement plan	17,638	—
Transition costs related to back-office optimization	1,616	1,677
Write-off of debt issuance costs	263	—
Costs related to shareholder matters	97	—
Store impairment charges	—	1,551
Litigation reserve	—	650
Net gain on sale of corporate headquarters (a)	—	(2,566)
Store closing costs, net (b)	(6,270)	1,149
Provision for income taxes on pre-tax adjustments (c)	(3,469)	(689)

Adjusted Net Income	$18,629	$17,865

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Nine Months Ended Fiscal December
	2025	2024
Diluted Earnings Per Share	$0.26	$0.52
Consulting costs related to operational improvement plan	0.42	—
Transition costs related to back-office optimization	0.04	0.04
Write-off of debt issuance costs	0.01	—
Costs related to shareholder matters	0.00	—
Store impairment charges	—	0.04
Litigation reserve	—	0.01
Net gain on sale of corporate headquarters (a)	—	(0.06)
Store closing costs, net (b)	(0.15)	0.03

Adjusted Diluted Earnings Per Share	$0.58	$0.57

Note: Amounts may not foot due to rounding.

a)	Amounts include the gain on sale of the corporate headquarters building, net of associated closing and relocation costs.
b)

Amounts include closing costs and asset write-offs related to the closure of 145 underperforming stores, in accordance with the Store Closure Plan, net of related gains on the sale of owned locations, lease assignments and early lease terminations.

c)

The adjustments to diluted EPS reflect adjusted effective tax rates of 26.0 percent and 28.4 percent for the quarter ended fiscal December 2025 and 2024, respectively. The adjustments to diluted EPS reflect adjusted effective tax rates of 26.0 percent and 28.0 percent for the nine months ended fiscal December 2025 and 2024, respectively. This represents the tax effect of non-GAAP adjustments calculated at an estimated blended statutory tax rate.